For Immediate Release
Contact:	Michael Morache—President and CEO Larry Betterley—Sr. Vice President & CFO Terri Reden—Communications Director 952.832.1000

Debra A. Janssen joins PLATO Learning Board of Directors

MINNEAPOLIS–December 12, 2005–PLATO Learning, Inc. (NASDAQ:TUTR), a leading provider of K–adult computer-based and e-learning solutions, announced that Debra A. Janssen, president of First Data Debit Services, has been elected to its Board of Directors. The Board of Directors also accepted the resignation of Mr. John T. Kernan. Both announcements were effective Thursday, December 8, 2005.

Ms. Janssen is currently president of First Data Corporation’s Debit Services Group in Wilmington, Delaware. Prior to joining First Data Corporation in 2004, Ms. Janssen was Chief Executive Officer of Surepayroll, Inc., Chief Executive Officer of Hallmark Cards, Inc./EBIZMIX.com, and Chief Executive Officer of eFunds Corporation. Prior to that she has held a number of senior management positions at both Deluxe Corporation and Metavante Corporation (formerly M&I Data Services, Inc.).

“Ms. Janssen’s hands-on business experience is an attribute we wanted to bring to our Board,” said PLATO Learning’s Executive Chairman David Smith. “We are confident she will be a valued contributor to our Board of Directors and a steadfast steward of our shareholders’ interests.”

Mr. Kernan’s reasons for resignation were personal. “John’s valuable service as a director since the merger of Lightspan is much appreciated. We wish him well,” said PLATO Learning President and CEO Mike Morache.

About PLATO Learning, Inc.
PLATO Learning is a leading provider of computer-based and e-learning instruction for kindergarten through adult learners, offering curricula in reading, writing, mathematics, science, social studies, and life and job skills. The company also offers innovative online assessment and accountability solutions and standards-based professional development services. With over 6,000 hours of objective-based, problem-solving courseware, plus assessment, alignment, and curriculum management tools, we create standards-based curricula that facilitate learning and school improvement.

PLATO Learning is a publicly held company traded as TUTR on the NASDAQ. PLATO Learning educational software, delivered via networks, CD-ROM, the Internet, and private intranets, is primarily marketed to K–12 schools and colleges. The Company also sells to job training programs, correctional institutions, military education programs, corporations, and individuals.

PLATO Learning is headquartered at 10801 Nesbitt Avenue South, Bloomington, Minnesota 55437, 952.832.1000 or 800.869.2000. The Company has offices throughout North America and international distributors in Puerto Rico, South Africa, and the United Arab Emirates. For more information, please visit http://www.plato.com.

PLATO® is a registered trademark of PLATO Learning, Inc. PLATO Learning is a trademark of PLATO Learning, Inc.